CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Lookback Entry Performance Leveraged Upside Securities due 2011	$3,515,000	$196.14

April 2009 Pricing Supplement No. 83 Registration Statement No. 333-156423 Dated April 23, 2009 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in Equities
Lookback Entry PLUS Based on the Value of the S&P 500® Index due April 29, 2011
Lookback Entry Performance Leveraged Upside SecuritiesSM

Lookback Entry PLUS are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the prospectus supplement for PLUS and the prospectus, as supplemented or modified by this pricing supplement.  At maturity, you will receive for each stated principal amount of Lookback Entry PLUS that you hold an amount in cash that may be more or less than the stated principal amount based upon the initial index value, which will be the lowest closing value of the underlying index during the initial observation period, as compared to the closing value of the underlying index on the valuation date.  All payments on the Lookback Entry PLUS are subject to the credit risk of Morgan Stanley.
FINAL TERMS
Issuer:	Morgan Stanley
Maturity date:	April 29, 2011
Underlying index:	S&P 500® Index
Aggregate principal amount:	$3,515,000
Payment at maturity:	If final index value is greater than initial index value,
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If final index value is less than or equal to initial index value,
$1,000 x index performance factor
This amount will be less than or equal to the stated principal amount of $1,000.
Leveraged upside payment:	$1,000 x leverage factor x index percent increase
Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	final index value / initial index value
Initial index value:	The lowest index closing value during the initial observation period. In no event will the initial index value be greater than the index closing value on the pricing date, which was 851.92.
Final index value:	The index closing value on the valuation date
Initial observation period:	Each index business day on which there is no market disruption event during the period from and including the pricing date to and including June 22, 2009
Valuation date:	April 26, 2011, subject to adjustment for non-index business days and certain market disruption events.
Leverage factor:	200%
Maximum payment at maturity:	$ 1,410 per Lookback Entry PLUS (141% of the stated principal amount)
Stated principal amount:	$1,000 per Lookback Entry PLUS
Issue price:	$1,000 per Lookback Entry PLUS
Pricing date:	April 23, 2009
Original issue date:	April 30, 2009 (5 business days after the pricing date)
CUSIP:	617483318
ISIN:	US6174833185
Listing:	The Lookback Entry PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Lookback Entry PLUS	$1,000	$20	$980
Total	$3,515,000	$70,300	$3,444,700

(1)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for PLUS.

The Lookback Entry PLUS involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 6.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Prospectus Supplement for PLUS dated December 23, 2008
Prospectus dated December 23, 2008

THE LOOKBACK ENTRY PLUS ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE LOOKBACK ENTRY PLUS WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

Lookback Entry PLUS Based on the Value of the S&P 500® Index due April 29, 2011 Lookback Entry Performance Leveraged Upside SecuritiesSM

Fact Sheet

The Lookback Entry PLUS are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the prospectus supplement for PLUS and the prospectus, as supplemented or modified by this pricing supplement.  At maturity, an investor will receive, for each stated principal amount of Lookback Entry PLUS that the investor holds, an amount in cash that may be more or less than the stated principal amount based upon the initial index value, which will be the lowest closing value of the underlying index during the initial observation period, as compared to the closing value of the underlying index on the valuation date.  The Lookback Entry PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the Lookback Entry PLUS are subject to the credit risk of Morgan Stanley.
Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
April 23, 2009	April 30, 2009 (5 business days after the pricing date)	April 29, 2011 (subject to postponement as described below)
Key Terms
Issuer:	Morgan Stanley
Underlying index:	S&P 500® Index
Underlying index publisher:	Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc.
Aggregate principal amount:	$3,515,000
Issue price:	$1,000 per Lookback Entry PLUS
Stated principal amount:	$1,000 per Lookback Entry PLUS
Denominations:	$1,000 per Lookback Entry PLUS and integral multiples thereof
Interest:	None
Bull market or bear market PLUS:	Bull market PLUS
Payment at maturity:	If final index value is greater than initial index value,
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If final index value is less than or equal to initial index value,
$1,000 x index performance factor
This amount will be less than or equal to the stated principal amount of $1,000.
Leveraged upside payment:	$1,000 x leverage factor x index percent increase
Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	final index value / initial index value
Leverage factor:	200%
Initial index value:
The lowest index closing value during the initial observation period as published under Bloomberg ticker symbol “SPX” or any successor symbol.  In no event will the initial index value be greater than the index closing value on the pricing date, which was 851.92.

Final index value:	The index closing value on the valuation date as published under Bloomberg ticker symbol “SPX” or any successor symbol
Initial observation period:	Each index business day on which there is no market disruption event during the period from and including the pricing date to and including June 22, 2009
Valuation date:	April 26, 2011, subject to adjustment for non-index business days and certain market disruption events.
Maximum payment at maturity:	$ 1,410 per Lookback Entry PLUS (141% of the stated principal amount)
Postponement of maturity date:
If the scheduled valuation date is not an index business day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two scheduled trading days prior to the scheduled maturity date, the maturity date of the Lookback Entry PLUS will be postponed until the second scheduled trading day following that valuation date as postponed.

Risk factors:	Please see “Risk Factors” on page 6.

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Lookback Entry PLUS Based on the Value of the S&P 500® Index due April 29, 2011 Lookback Entry Performance Leveraged Upside SecuritiesSM

General Information
Listing:	The Lookback Entry PLUS will not be listed on any securities exchange.
CUSIP:	617483318
ISIN:	US6174833185
Tax considerations:
Although the issuer believes that, under current law, the Lookback Entry PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Lookback Entry PLUS.

Assuming this treatment of the Lookback Entry PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪	A U.S. Holder should not be required to recognize taxable income over the term of the Lookback Entry PLUS prior to maturity, other than pursuant to a sale or exchange.
▪
Upon sale, exchange or settlement of the Lookback Entry PLUS at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Lookback Entry PLUS.  Such gain or loss should be long-term capital gain or loss if the investor has held the Lookback Entry PLUS for more than one year.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Lookback Entry PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Lookback Entry PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the Lookback Entry PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Lookback Entry PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the Lookback Entry PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Lookback Entry PLUS through one or more of our subsidiaries.

On or prior to the pricing date and through the end of the initial observation period, we, through our subsidiaries or others, hedged, and will continue to hedge, our anticipated exposure in connection with the Lookback Entry PLUS by taking positions in futures and options contracts on the underlying index.  Such purchase activity could increase the value of the underlying index, and therefore the value at which the underlying index must close on the valuation date before investors would receive at maturity a payment that exceeds the principal amount of the Lookback Entry PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement for PLUS.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the Lookback Entry PLUS. We encourage you to read the accompanying prospectus supplement for PLUS and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

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Lookback Entry PLUS Based on the Value of the S&P 500® Index due April 29, 2011 Lookback Entry Performance Leveraged Upside SecuritiesSM

How Lookback Entry PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Lookback Entry PLUS based on the initial index value, which will be the lowest index closing value during the initial observation period, as compared to the final index value and the following terms:

Stated principal amount:	$1,000 per Lookback Entry PLUS
Leverage factor:	200%
Maximum payment at maturity:	$1,410 per Lookback Entry PLUS (141% of the stated principal amount)

Lookback Entry PLUS Payoff Diagram

How it works

▪
If the final index value is greater than the initial index value, then investors receive the $1,000 stated principal amount plus 200% of the appreciation of the underlying index over the term of the Lookback Entry PLUS, subject to the maximum payment at maturity.  In the payoff diagram, an investor will realize the maximum payment at maturity at a final index value of 120.5% of the initial index value.

▪	If the underlying index appreciates 5%, the investor would receive a 110% return, or $1,100.

▪	If the underlying index appreciates 25%, the investor would receive only the maximum payment at maturity of $1,410, or 141% of the stated principal amount.

▪
If the final index value is less than or equal to the initial index value, the investor would receive an amount less than or equal to the $1,000 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying index.

▪	If the underlying index depreciates 10%, the investor would lose 10% of its principal and receive only $900 at maturity, or 90% of the stated principal amount.

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Lookback Entry PLUS Based on the Value of the S&P 500® Index due April 29, 2011 Lookback Entry Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of Lookback Entry PLUS that they hold an amount in cash based upon the value of the underlying index, determined as follows:

If the final index value is greater than the initial index value:

$1,000    +    Leveraged Upside Payment;

subject to the maximum payment at maturity for each Lookback Entry PLUS,

If the final index value is less than or equal to the initial index value:

$1,000    X    Index Performance Factor

Because the index performance factor will be less than or equal to 1.0, this payment will be less than or equal to $1,000.

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Lookback Entry PLUS Based on the Value of the S&P 500® Index due April 29, 2011 Lookback Entry Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Lookback Entry PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page S-19 in the accompanying prospectus supplement for PLUS.  We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Lookback Entry PLUS.

▪
Lookback Entry PLUS do not pay interest or guarantee return of principal.  The terms of the Lookback Entry PLUS differ from those of ordinary debt securities in that the Lookback Entry PLUS do not pay interest or guarantee payment of the principal amount at maturity.  If the final index value is less than the initial index value, the payout at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each Lookback Entry PLUS by an amount proportionate to the decrease in the value of the underlying index.

▪
Appreciation potential is limited.  The appreciation potential of the Lookback Entry PLUS is limited by the maximum payment at maturity of $ 1,410 (141% of the stated principal amount).  Although the leverage factor provides 200% exposure to any increase in the value of the underlying index at maturity, because the payment at maturity will be limited to 141% of the stated principal amount for the Lookback Entry PLUS, the percentage exposure provided by the leverage factor is progressively reduced as the final index value exceeds 120.5% of the initial index value.

▪
The initial index value will not be determined until the end of the initial observation period.  Because the initial index value will be the lowest index closing value during the initial observation period, the initial index value will not be determined until the end of the initial observation period.  The initial observation period is the period from and including the pricing date to and including June 22, 2009.  Accordingly, you will not know the initial index value for a significant period of time after the pricing date. There can be no assurance that the index closing value will decline during the initial observation period below the index closing value on the pricing date. Furthermore, even if the index closing value declines during the initial observation period below its level on the pricing date, there can be no assurance that the final index value will be greater than the initial index value so that you earn a positive return on the Lookback Entry PLUS at maturity.

▪
Market price influenced by many unpredictable factors.  Several factors will influence the value of the Lookback Entry PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Lookback Entry PLUS in the secondary market, including: the value, volatility and dividend yield of the underlying index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads.  You may receive less, and possibly significantly less, than the stated principal amount per Lookback Entry PLUS if you try to sell your Lookback Entry PLUS prior to maturity.

▪
The Lookback Entry PLUS are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the Lookback Entry PLUS.  Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the Lookback Entry PLUS at maturity, and therefore investors are subject to the credit risk of Morgan Stanley and to changes in the market’s view of Morgan Stanley’s creditworthiness.  Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Lookback Entry PLUS.

▪
Not equivalent to investing in the underlying index.  Investing in the Lookback Entry PLUS is not equivalent to investing in the underlying index or its component stocks.  Investors in the Lookback Entry PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase Lookback Entry PLUS in

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Lookback Entry PLUS Based on the Value of the S&P 500® Index due April 29, 2011 Lookback Entry Performance Leveraged Upside SecuritiesSM

secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the Lookback Entry PLUS, as well as the cost of hedging the issuer’s obligations under the Lookback Entry PLUS.  The cost of hedging includes the projected profit that the issuer’s subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Adjustments to the underlying index could adversely affect the value of the Lookback Entry PLUS.  The underlying index publisher may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the value of the underlying index. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪
The Lookback Entry PLUS will not be listed on any securities exchange and secondary trading may be limited.  The Lookback Entry PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Lookback Entry PLUS.  MS & Co. may, but is not obligated to, make a market in the Lookback Entry PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Lookback Entry PLUS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Lookback Entry PLUS, the price at which you may be able to trade your Lookback Entry PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease making a market in the Lookback Entry PLUS, it is likely that there would be no secondary market for the Lookback Entry PLUS.  Accordingly, you should be willing to hold your Lookback Entry PLUS to maturity.

▪
Economic interests of the calculation agent and other of the issuer’s affiliates may be adverse to the investors.  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Lookback Entry PLUS.  As calculation agent, MS & Co. has determined the initial index value and will determine the final index value and calculate the amount of cash, if any, you will receive at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a discontinuance of the underlying index, may adversely affect the payout to you at maturity.

▪
Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the Lookback Entry PLUS.  MS & Co., the calculation agent, is our subsidiary.  MS & Co. or other affiliates of ours have carried out, and will continue to carry out, hedging activities related to the Lookback Entry PLUS (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index.  MS & Co. and some of our other subsidiaries also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date and through the end of the initial observation period could affect the initial index value and, therefore, could increase the value at which the underlying index must close before an investor receives a payment at maturity that exceeds the issue price of the Lookback Entry PLUS.  Additionally, such hedging or trading activities during the term of the Lookback Entry PLUS, including on the valuation date, could adversely affect the value of the underlying index on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

▪
The U.S. federal income tax consequences of an investment in the Lookback Entry PLUS are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Lookback Entry PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the

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Lookback Entry PLUS Based on the Value of the S&P 500® Index due April 29, 2011 Lookback Entry Performance Leveraged Upside SecuritiesSM

Lookback Entry PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, U.S. Holders could be required to accrue original issue discount on the Lookback Entry PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Lookback Entry PLUS as ordinary income.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Lookback Entry PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Lookback Entry PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Lookback Entry PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Lookback Entry PLUS, including possible alternative treatments,  the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Lookback Entry PLUS Based on the Value of the S&P 500® Index due April 29, 2011 Lookback Entry Performance Leveraged Upside SecuritiesSM

Information about the S&P 500® Index

The S&P 500® Index.  The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc. (“S&P”), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “Annex A—Underlying Indices and Underlying Index Publishers Information—S&P 500® Index” in the accompanying prospectus supplement for PLUS.

License Agreement between S&P and Morgan Stanley.  “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley. See “Annex A—Underlying Indices and Underlying Index Publishers Information—S&P 500® Index—License Agreement between S&P and Morgan Stanley” in the accompanying prospectus supplement for PLUS.

Historical Information

The following table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the period from January 1, 2004 through April 23, 2009.  The related graph sets forth the daily closing values of the underlying index for the same period.  The closing value of the underlying index on April 23, 2009 was 851.92.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the level of the underlying index on any index business day during the initial observation period or on the valuation date.  The payment of dividends on the stocks that constitute the underlying index are not reflected in its level and, therefore, have no effect on the calculation of the payment at maturity.

S&P 500® Index	High	Low	Period End
2004
First Quarter	1,157.76	1,091.33	1,126.21
Second Quarter	1,150.57	1,084.10	1,140.84
Third Quarter	1,129.30	1,063.23	1,114.58
Fourth Quarter	1,213.55	1,094.81	1,211.92
2005
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter (through April 23, 2009)	869.60	811.08	851.92

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Lookback Entry PLUS Based on the Value of the S&P 500® Index due April 29, 2011 Lookback Entry Performance Leveraged Upside SecuritiesSM

S&P 500® Index Historical Performance – Daily Closing Values January 1, 2004 to April 23, 2009

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Lookback Entry PLUS Based on the Value of the S&P 500® Index due April 29, 2011 Lookback Entry Performance Leveraged Upside SecuritiesSM

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  You should read the prospectus in that registration statement, the prospectus supplement for PLUS and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for PLUS if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Prospectus Supplement for PLUS dated December 23, 2008
Prospectus dated December 23, 2008

Terms used in this pricing supplement are defined in the prospectus supplement for PLUS or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us,” and “our” refer to Morgan Stanley.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

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